EXHIBIT 10.1

EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

This Agreement is entered into between CIBER, Inc. (“Company”) and Claude J. Pumilia (“Executive”) as of this 7th day of March, 2011.

In consideration of the mutual covenants and conditions contained in this Agreement, the parties agree as follows:

1.             Obligations of Executive.  The Company employs the Executive to serve and perform such duties as the Chief Executive Officer or the Board of Directors (the “Board,” which term also includes any committee of the Board when used herein) directs, consistent with his position as Executive Vice President, Chief Financial Officer and Treasurer.  Executive agrees (1) to use his reasonable best efforts to adhere to applicable Company policies, procedures and requirements in performing his duties and (2) to exert Executive’s reasonable best efforts to perform in a professional manner while performing Executive’s duties and in working with Company.  The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company.

2.             Employment at Will.  Except as set forth in this Agreement or otherwise required by law, Executive is and will remain an employee at will, meaning that either Executive or the Company may terminate this Agreement and the employment relationship at any time with or without Cause (as defined in Section 8.6) or reason, with or without prior notice, and without any obligation of severance or other payments. The terms and conditions of this Agreement do not create an employment contract for a definite or an implied term. Except as set forth in this Agreement or as otherwise required by law, any cause for discharge mentioned in this Agreement or in any document maintained by the Company (including, but not limited to, employment manuals or recruiting materials) shall not in any way limit the Company’s right to discharge Executive or alter Executive’s at will status.

3.             Compensation and Benefits.  During his employment with the Company, Executive shall be entitled to the following compensation and benefits:

3.1           Base Salary.         The Company agrees to pay to the Executive a base salary of $380,000.00 per annum. The Executive’s base salary as in effect from time to time is hereinafter referred to as the “Annual Base Salary”.  The Company’s Board may review and adjust Executive’s Annual Base Salary upwards, but not downwards, from time to time, in its discretion.

3.2           Bonus.   The Executive will be entitled to such annual bonuses (“Annual Bonus”) as may be authorized by the Board based on achievement of performance targets specified annually by the Board.  The Executive’s Annual Bonus amount will be 90% of Annual Base Salary if the target is achieved for the respective fiscal year, with greater or lesser amounts paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for that year when it established the targets and performance criteria for that year).  The Annual Bonus shall be prorated for 2011.

The performance criteria for any particular calendar year shall be established by the Board no later than 90 days after the commencement of such calendar year (or, in the first calendar year of employment, within 90 days after Executive’s commencement of employment) and prompt notice thereof provided to Executive.  Any Annual Bonus payable to the Executive hereunder shall be paid 100% in cash and shall be paid no later than 2 ½ months following the fiscal year with respect to which the bonus is earned.

3.3           Equity-Based Awards.   The Executive may from time to time be awarded such restricted stock units, stock options, or other equity-based awards as the Board determines in its sole discretion to be appropriate, which awards shall be evidenced by separate award agreements.  On April 4, 2011, the Executive shall be awarded, as an inducement grant outside of the CIBER, Inc. 2004 Incentive Plan (as amended and restated as of February 28, 2010), the following “Initial Equity Grant”: (i) options to purchase 600,000 shares of common stock which shall vest as set forth in the Form of Notice of Grant of Stock Options and Options Agreement attached hereto as Exhibit A which shall be dated April 4, 2011 and (ii) 150,000 restricted stock units which shall vest as set forth in the Form of Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement attached hereto as Exhibit B which shall be dated April 4, 2011.

3.4           Benefits — In General.  The Executive shall have the right to participate in any group life, medical, dental or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that are made available to other senior executives of the Company generally, on the same or more favorable terms (as determined by the Board in its sole discretion) as may be made available to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5           Vacation / Personal Days.  The Executive shall be entitled to take vacation and/or personal days in accordance with the Company’s human resources policies for senior executives.

3.6           Expenses - General.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

3.7           Taxes.    All compensation and benefits to Executive shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.  The Company may withhold amounts due it from amounts due under this Agreement to Executive.

4.             Trade Secrets and Confidential Information.

4.1           Confidential Information and Trade Secrets.  Executive acknowledges that confidential, proprietary and trade secret information and materials regarding the Company and its customers may be disclosed to Executive solely for the purpose of assisting Executive in performing Executive’s duties under this Agreement.  Such information and materials are and remain the property of the Company and its customers respectively.  As used in this Agreement, “Confidential Information” shall include without limitation all information belonging to the Company or its customers relating to their respective services and products, customers, identities of prospective customer and information such customers that is not generally known or available to the public, business plans, methods, strategies and practices, internal operations, pricing and billing, financial data, cost, personnel information (including without limitation names, educational background, prior experience and availability), customer and supplier contacts and needs, sales lists, technology, software, computer programs, other documentation, computer systems, inventions, developments, and all other information that might reasonably be deemed confidential.  Confidential Information does not include information that is in the public domain through no wrongful act on the part of Executive. “Trade Secrets” means the whole or any portion of any scientific or technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing of names, addresses, or telephone numbers, other information relating to any business or profession that is secret and of value, or any other information that qualifies as a trade secret under applicable law.   Executive acknowledges that Executive may use such Confidential Information only during Executive’s employment with the Company and solely on behalf of and in or not opposed to the best interests of the Company. Executive’s right to use such information expires on termination of Executive’s employment hereunder.  Except as specifically authorized in writing in advance by all owners of information and materials, Executive agrees not to use Trade Secrets and Confidential Information for Executive’s own benefit or for the benefit of any other person, or divulge to any person for any reason other than in the conduct of the Company’s business, any such information and materials related to the business of the Company, any of its customers, or their customers, customers and affiliates, both at any time during the term of this Agreement and at any time after its termination.  Executive agrees to take all reasonable actions, including those requested by the Company or a Company customer, to prevent disclosure and preserve the security of confidential information and materials.

4.2           Subpoena or Court Order. This Agreement shall not prohibit Executive from complying with any subpoena or court order, provided that Executive shall as promptly as reasonably  practicable  provide a copy of the subpoena or court order to the Company’s General Counsel, it being the parties’ intention to give the Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Trade Secrets and/or Confidential Information, as determined by the Company in its sole discretion.

4.3           No Contractual Limitations on Ability to Perform Services. Executive warrants and represents that Executive is not a party to any agreement that limits Executive’s right or ability to perform services for the Company, and that Executive otherwise is free to assume the duties with the Company contemplated by this Agreement.  Executive shall not, during Executive’s employment with the Company, improperly use or disclose to the Company or any Company employee, agent or contractor any proprietary information or trade secret belonging to any former employer of Executive or any other person or entity to which Executive owes a duty of nondisclosure.

5.             Works for Hire.  Executive agrees that during or after employment Executive will use his reasonable efforts to promptly inform and in writing disclose to the Company all copyrighted materials or programs, programs or materials known by him to be subject to being copyrighted, inventions, designs, improvements and discoveries (the “Works”), if any, which Executive has or may have made during Executive’s employment that pertain or relate to the business of the Company or a Company customer or to any research or experimental or developmental work carried on by the Company or a Company customer or which result from or are suggested by any work performed by Executive on behalf of the Company or any of its customers.  All of such Works shall be works made for hire. All such Works are the property of the Company or a customer unless otherwise directed by the Company in writing.  At the Company’s or customer’s sole expense, the Executive shall assist in obtaining patents or copyrights on all such Works deemed patentable or subject to copyright by the Company or a Company customer and shall assign all of Executive’s right, title and interest, if any, in and to such Works and execute all documents and do all things necessary to obtain letters, patent or vest the Company or a Company customer with full and exclusive title thereto, and protect the same against infringement by others.  Executive will not be entitled to additional compensation for any Works made during the course of Executive’s employment.

Notwithstanding the above, Executive is not required to assign to the Company any copyrighted materials or programs, programs or materials subject to being copyrighted, inventions, designs, improvements or discoveries for which no equipment, supplies, facility, or trade secret information of the Company or its customers was used and that was developed entirely on Executive’s own time, and at the time of conception (a) does not relate to the business of the Company or its customers, (b) does not relate to any actual or demonstrably anticipated research or development of the Company or its customers, or (c) does not result from any work performed by Executive for the Company or its customers.

6.             Protection of the Company’s Business.

6.1           No Solicitation of Employees.  During employment with the Company and for one (1) year thereafter, whether the termination of employment was voluntary or involuntary, Executive will not: (a) induce, entice, hire or attempt to hire or employ any employee of the Company or employee of a Company subcontractor providing services for the Company on behalf of any individual or entity who provides the same or similar services, processes or products as the Company, (b) induce or attempt to induce any employee employed with the Company to leave the employ or cease doing business with the Company, or (c) knowingly assist or encourage any other individual or entity in doing any of the above-proscribed acts, within one (1) year of the termination of the employment or engagement of such individual or entity with the Company.

6.2           No Solicitation of Customers.  Executive acknowledges and agrees that as a part of performing Executive’s duties, Executive will have access to Confidential Information and

Company Trade Secrets as defined in Section 4. Consequently, during employment with the Company and for a period of one (1) year after termination of such employment, whether such termination was with or without Cause, voluntary or involuntary, Executive will not, directly or indirectly, as a principal, company, partner, agent, consultant, independent contractor or employee (unless the Company grants him written authorization): (1) call upon, cause to be called upon, solicit or assist in the solicitation of, any customer or potential customer of the Company for the purpose of selling, renting or supplying any product or service competitive with the products or services of the Company; (2) provide any product or services to any customer or potential customer of the Company which is competitive with the products or services of the Company; or (3) enter into any business arrangement which is competitive to the products and services of the Company with any other person or firm who is or has been an executive, employee or subcontractor of the Company within the one (1) year period immediately preceding Executive’s termination.  For purposes of this paragraph, “potential customer” means any customer to whom CIBER has made one or more documented sales or documented sales calls during the six (6) month period prior to the date of termination of Executive’s employment or any customer about whom Executive received Confidential Information during the twelve (12) month period to the date of termination of the Executive’s employment.

Executive specifically acknowledges and agrees that Executive will not become employed by any current or prospective customer of the Company for which Executive has or had responsibility while employed by the Company for a period of one (1) year after the date that Executive ceases employment with the Company.

7.             Executive Representations.  Executive warrants that all information provided by Executive (including without limitation resume, education, interview and references) in consideration for employment by the Company is true and accurate in all material respects.  Executive shall inform the Company immediately should such a restriction or conflict arise.  Executive understands that any material misstatement or lack of candor by Executive concerning Executive’s qualifications or availability may result in immediate discharge of Executive and may subject Executive to damages for any harm caused to the Company.  Executive authorizes the Company to verify all information provided to the Company by Executive and agrees to sign a release authorizing former employers, educational institutions and other references to provide information to the Company if requested.

8.             Termination of Employment.

8.1           Payment of Compensation.  Upon the termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary, Executive shall be paid all earned, unpaid Annual Base Salary through the date of termination, any benefits due to Executive upon termination in accordance with the plans and policies of the Company, accrued, unpaid vacation pay through the date of termination, and any reasonable and necessary business expenses incurred by Executive in connection with Executive’s duties to the date of termination, so long as such business expenses are timely submitted and subject to approval  consistent with the Company policy (the “Accrued Benefits”). Nothing in this Section 8.1 shall limit any amounts owed to Executive under any other provision of Section 8.

8.2           Termination Without Cause and for Good Reason.  If the Company terminates Executive’s employment for any reason or no reason (other than Cause) or Executive terminates his employment for Good Reason at any time, Executive shall receive a lump sum severance payment in an amount equal to (i) Accrued Benefits, (ii) a pro-rata Annual Bonus with respect to the calendar year in which the date of termination specified in the Company’s or the Executive’s notice of termination, as applicable (the “Effective Date of Termination”) occurred to the extent performance goals related to the bonus have been achieved (to be paid at the same time annual bonuses are normally paid for the year), and (iii) a cash payment equal to one (1) times the Executive’s Annual Base Salary and Annual Bonus at target level in effect on the day of termination.

Upon termination (i) Executive will also receive the cost of Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) coverage under the Company’s group health plan for Executive and the members of his family who are covered under the Company’s group health plan immediately prior to the termination of the Employee’s employment with the Company for eighteen (18) months, (ii) all unvested equity awards that are scheduled to vest within one (1) year following Executive’s Effective Date of Termination held by the Executive shall fully vest, (iii) all vested equity awards must be exercised by the Executive  by the earlier of (A) the date such cease to be exercisable after a termination of service in accordance with the terms of the CIBER 2004 Incentive Plan as amended and any successor plan and (B) the expiration date of the equity award and (iv) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder, but shall remain bound by Executive’s obligations in Sections 4, 5 and 6 of this Agreement and the Company shall remain bound by its obligations in this Section 8.2 until it has paid all amounts set forth in this Section 8 to Executive. In order for the Executive to receive any amounts or items in this Section 8, the Executive shall first execute a mutual release of claims in accordance with Section 8.8.

8.3           Termination upon Death or Disability.  If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety, except as otherwise provided under this Section 8.  If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive solely as a result of such disability upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement; provided that, the Company will have no right to terminate the Executive’s employment if, in the opinion of a qualified physician agreed to by the Company and Executive, it is reasonable to assume that the Executive will be able to resume the Executive’s duties on a regular full-time basis within 90 days of the date the Executive receives notice of such termination.

Upon death of the Executive or upon termination of the Executive’s employment by virtue of his qualification for long-term disability the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive (i) Annual Base Salary earned and unpaid under this Agreement prior to the date of death or the date on which a notice of termination by virtue of Executive’s qualification for long-term disability is given by the

Company or any later date set forth in such notice of termination (“Death or Disability Effective Date of the Termination”), (ii) a pro-rata Annual Bonus with respect to the calendar year in which the Death or Disability Effective Date of Termination occurred to the extent performance goals related to the Annual Bonus have been achieved (to be paid at the same time annual bonuses are normally paid for the year), and (iii) other benefits (and reimbursement under this Agreement for expenses incurred but not paid prior to the Death or Disability Effective Date of the Termination). In addition, as pertains to equity awards, (i) all unvested equity awards held by the Executive (other than the Initial Equity Grant) shall vest proportionately through the Death or Disability Effective Date of the Termination; provided, however, that if the equity awards are subject to performance vesting requirements, such vesting will only occur to the extent the performance goals for any pending bonus period(s) are subsequently determined to have been achieved, (ii) the unvested portion of the Initial Equity Grant (the “Unvested Initial Grant Portion”) shall vest based upon the following formula: the Unvested Initial Grant Portion times the Pro-Rata Vesting Percentage (as defined below), and (iii) all vested equity awards (including the vested portion of the Initial Equity Grant) must be exercised by the earlier of (A) the one-year anniversary of the Death or Disability Effective Date of the Termination, and (B) the expiration date of the equity award.  The “Pro-Rata Vesting Percentage” means the number of days elapsed between the prior Scheduled Vesting Date and the Death or Disability Effective Date of the Termination divided by the number of days occurring between the prior Scheduled Vesting Date and the Final Vesting Date.  In the event of a termination of the Executive’s employment as a result of his qualification for long-term disability, in addition to the amount specified in the first sentence of this paragraph, the Executive will also be entitled to receive disability benefits under the Company’s then existing long-term disability plans and arrangements.  This Agreement shall otherwise terminate upon the Death or Disability Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 18).

8.4           Return of Materials.  Upon the termination of Executive’s employment with the Company, whether voluntary or involuntary, Executive will personally and promptly return to a Company representative all equipment, documents, records, notebooks, disks, or other materials, including all copies, in Executive’s possession or control which contain Confidential Information of the Company or its customers or any other information concerning the Company, its products, services, or customers, whether prepared by the Executive or others. Executive understands and agrees that compliance with this paragraph may require that data be removed from Executive’s personal computer equipment.

8.5           Termination upon Change in Control.

(a) If the Company terminates Executive’s employment for any reason or no reason (other than Cause) or Executive terminates his employment for Good Reason within the twelve (12) months after a Change in Control, the Executive shall receive  a lump sum severance payment in an amount equal to (i) Accrued Benefits, (ii) a pro-rata Annual Bonus with respect to the calendar year in which the Effective Date of Termination occurred to the extent performance goals related to the Annual Bonus have been achieved (to be paid at the same time annual bonuses are normally paid for the year), and (iii) a cash payment equal to eighteen (18) months of the Executive’s Annual Base Salary and Annual Bonus at target level in effect on the Effective Date of Termination.

Upon termination (i) Executive will also receive the cost of COBRA coverage under the Company’s group health plan for Executive and the members of his family who are covered under the Company’s group health plan immediately prior to the termination of the Employee’s employment with the Company eighteen (18) months, (ii) all unvested equity awards held by the Executive shall fully vest, (iii) all vested equity awards must be exercised by the Executive by the earlier of (A) the one-year anniversary of the Effective Date of the Termination and (B) the expiration date of the equity award, and (iv) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder, but shall remain bound by Executive’s obligations in Sections 4, 5 and 6 of this Agreement) and the Company shall remain bound by its obligations in this Section 8 until it has paid all amounts set forth in this Section 8 to Executive. In order for the Executive to receive any amounts or items in this Section 8.5, the Executive shall first execute a mutual release of claims in accordance with Section 8.8.

(b) A “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 40% of the Voting Stock (as defined in Section 8.5(b)(v) below) of the Company;

(ii) within any 24 month period the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

(iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(iv) the Company transfers all or substantially all of its assets or business (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation); or

(v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation.

For purposes of this Change in Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a the Company.

Notwithstanding anything to the contrary herein, if (i) a Change in Control results in a successor organization to the Company and (ii) such successor organization does not assume, convert or replace all of the Executive’s unvested equity awards, then all such unvested equity awards shall fully vest effective as of the date of such Change in Control.

(c) In the event Executive becomes entitled to any amount of benefits payable in connection with a change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Change in Control Payments”) and Executive’s receipt of such Change in Control Payments would cause Executive to become subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code (or any similar federal, state, or local tax that may hereafter be imposed), the Company shall reduce the Change in Control Payments to the extent necessary to avoid the application of the Excise Tax if, as a result of such reduction, the net benefits to Executive of the Change in Control Payments as so reduced (after payment of applicable income taxes) exceeds the net benefit to Executive of the Change in Control Payments without such reduction (after payment of applicable income taxes and excise taxes). In the event that the Payments are to be reduced pursuant to this Section 8.5(c), such Payments shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 8.5(c) is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Internal Revenue Code Section 409A and the Treasury Regulations promulgated thereunder (“Section 409A”) and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.  The determination that Executive’s Change in Control Payments would cause him to become subject to the Excise Tax and the calculation of the amount of any reduction, shall be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by the Company prior to a change in control.  The firm’s expenses shall be paid by the Company.

In the event that Executive becomes entitled to receive any amounts or items under this Section 8.5, Executive shall not be entitled to receive any amounts of items under Section 8.2 of this Agreement.

8.6                                 Termination for Cause.

For purposes of this Agreement, “Cause” shall mean:

(i)                                     the Executive being indicted or charged with a crime constituting a felony;

(ii)                                  the Executive’s commission of an act of fraud, theft or dishonesty with respect to the Company;

(iii)                               the  continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;

(iv)                              any material violation of the Company’s announced policies including without limitation, the Company’s Code of Business Conduct and Ethics (as may be amended and published from time to time); or

(v)                                 the Executive’s material breach of this Agreement.

Notwithstanding the foregoing, (X) if there exists (without regard to this sentence) an event or condition that constitutes Cause under clauses (iii), (iv) or (v) above that is capable of being cured by the Executive, the Board shall notify the Executive in writing of the existence of such event or condition and the Executive shall have thirty (30) days from the date of such notice to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder and (Y) any determination of the existence of an event or condition that constitutes Cause shall be made by at least 2/3 of the members of the Board (excluding the Executive).

The Company’s notice of termination for Cause shall state the date of termination and identify the grounds upon which the termination is based.

8.7                                 Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the termination of Executive’s employment at his initiative following the occurrence, without Executive’s written consent, of one or more of the following events:

(i)                                     the assignment to the Executive of duties or responsibilities which are materially inconsistent with the Executive’s level of duties and responsibilities as the Executive Vice President and Chief Financial Officer and Treasurer of the Company and its subsidiaries, or any material diminution in the nature or status of the Executive’s duties or responsibilities as the Executive Vice President and Chief Financial Officer and Treasurer of the Company and its subsidiaries (including, without limitation, the Executive ceasing to be Executive Vice President and Chief Financial Officer and Treasurer of the Company and its subsidiaries);

(ii)                                  a reduction by the Company in the Executive’s Annual Base Salary or annual incentive compensation opportunity (including an adverse change in performance criteria or a decrease in the target amount of annual incentive compensation);

(iii)                               requirement by the Company that the Executive’s work location be moved more than 50 miles from the Company’s principal place of business in Greenwood Village, Colorado; or

(iv)                              the Company’s material and willful breach of this Agreement.

In the case of Executive’s allegation of Good Reason, (i) Executive shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation (the “Cure Period”).  If not remedied within the Cure Period, Executive may submit a written notice of termination, provided that the notice of termination must be given no later than 90 days after the expiration of the Cure Period; otherwise, Executive is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Executive’s right to claim Good Reason with respect to future similar events.

An event or condition shall cease to constitute Good Reason on hundred twenty (120) days after the event or condition first occurs if the Executive has not previously given written notice thereof.

8.8                                 Release for Severance Benefits.  The Executive agrees that Executive’s receipt of the compensation and benefits outlined in Sections 8.2 and 8.5 (the “Severance Benefits”) shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Benefits, the Executive will execute a mutual release of claims attached hereto as Exhibit C.  On the Effective Date of Termination, the Company shall deliver to the Executive an executed release for the Executive to counter-execute.  The Executive will forfeit all rights to the Severance Benefits, unless the Executive executes and delivers to the Company the release within 30 days of delivery of the release by the Company to the Executive. The “Release Effective Date” shall be the earlier of (i) the date on which the Executive executes the mutual release of claims, or (ii) the sixth business day after the Effective Date of Termination if the Company has failed to deliver to Executive the mutual release of claims executed by the Company.   The Company shall have no obligation to provide the Severance Benefits prior to the Release Effective Date.  All lump sum severance payments due pursuant to this Agreement shall be payable on the 30th day following the Effective Date of Termination (or on the next business day, if the 30th day is a weekend day or a holiday).  Notwithstanding anything in this Agreement to the contrary, the payment of the Accrued Benefits is not subject to Executive’s execution of a mutual release of claims and shall be paid on the Effective Date of Termination.  If the Executive fails to comply with his obligations under Sections 4 through Section 6, the Executive shall, to the extent such amounts are paid, vested or distributed, (i) forfeit outstanding equity awards, (ii) transfer the shares underlying equity awards that were accelerated and settled in shares to the Company for no consideration and (iii) repay the after-tax amount of the Severance Payment, the after-tax amount of the sum paid under Section 8.

8.9                                 Limitations Under Code Section 409A.

(i)                                     If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under

Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the on the date that is the earliest of: (A) the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided, (B) the Executive’s date of death, or (C) such other date on which such payment will not be subject to such interest and additional tax.

(ii)                                  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(iii)                               With respect to payments under this agreement, for purposes of Section 409A of the Code of 1986, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments.

(iv)                              Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(v)                                 Any amount that Executive is entitled to be reimbursed under this agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(vi)                              If on the due date for any payment pursuant to Section 8, all revocation periods with respect to the release have not yet expired, such payment will not be made until such revocation period has expired and if such revocation period has not expired by the end of the calendar year in which the payment would have otherwise been made, the payment shall be forfeited.

(vii) The portion of any payment under this Agreement that would constitute a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4),would meet the requirements for separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii), or would otherwise be exempt from Section 409A shall be treated as a separately identified and determinable amount for purposes of Section 409A.

9.                                       Remedies for Breach.  Executive acknowledges that any material violation of this Agreement may subject Executive to a claim for money damages by the Company for any and all losses sustained by the Company as a result of such breach including losses resulting from the unauthorized release of any Confidential Information.  Executive recognizes that the Company’s remedies at law may be inadequate and that the Company shall have the right to seek injunctive relief in addition to any other remedy available to it.  If Executive materially breaches this agreement or any of the covenants contained herein, the Company has the right to and will seek, issuance of a court-ordered injunction as well as any and all other remedies and damages, to compel the enforcement of the terms stated herein.  If injunctive relief is ordered by a court, Executive shall be responsible for the Company’s attorneys’ fees and court costs.

10.                                 Indemnity. The Company shall indemnify and hold harmless the Executive, to the fullest extent permitted by the General Corporation Law of the State of Delaware, for any acts or omissions taken or made by the Executive during his employment with the Company, within the scope of his authority under this Agreement. This indemnification shall be in addition to, and not in derogation of, and rights to indemnification and advancement under the Company’s Certificate of Incorporation, Bylaws, or otherwise.

11.                                 Assignment.  Executive may not transfer, assign or delegate Executive’s duties and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Executive.

12.                                 Construction of Agreement.  Executive acknowledges and agrees that the restrictions on Executive’s employment and the geographical restrictions hereby imposed are fair and reasonable and are reasonably required for the protection of the Company.  Executive further acknowledges and agrees that the restrictions in Paragraphs 4 through 6 are reasonable and necessary for the protection of the Company’s confidential information and trade secrets.  If any part of this Agreement is held unenforceable or invalid, the remaining parts thereof shall continue to be enforceable.  If the provisions imposing geographic or time restrictions are deemed unenforceable by a court of competent jurisdiction, then such provisions for the purposes of this Agreement shall include the maximum geographic area or time period which a court of competent jurisdiction determines to be reasonable, valid and enforceable.  To the extent that the court permits blue-penciling, the parties to this Agreement intend that the court will take all action necessary to revise this Agreement so as to create a binding and enforceable Agreement.

13.                                 Notices.  All notices shall be sent by registered mail, courier, or hand delivered to the addresses on the signature page.

14.                                 Resolution of Disputes.  Executive agrees that any claim, controversy or dispute that arises directly or indirectly in connection with Executive’s employment or termination of employment with the Company or any associated or related disputes involving the Company and any Executive, director, officer or agent of the Company, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including but not limited to, disputes relating to the making, performance or interpretation of this Agreement, and claims or other disputes arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. §1981, §1981a, §1983, §1985 or §1988; the Family and Medical Leave

Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Executive Retirement Income Security Act of 1974, as amended (“ERISA”); state anti-discrimination acts; or any other similar federal, state or local law or regulation, whenever brought, shall be brought in a state or federal court of competent jurisdiction. Nothing herein excuses Executive from his/her duty to exhaust administrative remedies, where such a duty exists, prior to filing suit. By signing this AGREEMENT, Executive voluntarily, knowingly and intelligently waives any right Executive may have to a jury trial.  CIBER also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial.

15.                                 Choice of Law.  This Agreement shall be interpreted and construed in accordance with the laws of the state of Colorado without regard to its conflicts of law provisions.

16.                                 Amendments.  No modification or waiver of the provisions of this Agreement will be effective against either party unless given in writing signed by an authorized representative of the Company and by Executive.

17.                                 Waiver.  No delay or failure by a party in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair a such right, power or privilege or be construed as a waiver of or acquiescence in any default.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

18.                                 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4 through 6 and Section 8 shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

19.                                 Duty to Cooperate.  Executive agrees to fully cooperate with the Company at the Company’s expense in connection with any legal or business matter relating to the services provided by Executive under this Agreement.

20.                                 No Duty to Mitigate.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

21.                                 Legal Expenses. Expenses in connection with this Agreement.  The Company shall reimburse Executive for up to $7,000.00 of his reasonable and documented out-of pocket expenses in connection with the negotiation and execution of this Agreement.

22.                                 Headings.  Headings for the paragraphs herein are for convenience only and shall not be construed in interpreting this Agreement.

23                                    Entire Agreement.  This Agreement is the entire agreement between the Parties.  This Agreement supersedes any and all prior agreements and cannot be modified except in writing signed by the parties.

IN WITNESS WHEREOF, the parties hereto have set their hands on the date and year first written above.

CIBER, INC.		EXECUTIVE

BY:	/s/ David C. Peterschmidt	BY:	/s/ Claude J. Pumilia
Printed Name: David C. Peterschmidt		Printed Name: Claude J. Pumilia
Title: President and Chief Executive Officer

Address:		Address:

6363 South Fiddler’s Green Circle, Suite 1400		[Street Address]
Greenwood Village, CO 80111		[City, State, Zip]
303-220-0100

Exhibit A

FORM OF	CIBER, Inc.
NOTICE OF GRANT OF STOCK OPTIONS AND OPTION AGREEMENT	ID: 38-2046833
6363 South Fiddler’s Green Circle
Suite 1400
Greenwood Village, CO 80111

Claude J. Pumilia	Option Number:
[Address]	ID:

Effective [April     , 2011] (the “Effective Date”), you have been granted a non-qualified stock option (the “Option”) to buy 600,000 shares of CIBER, Inc. (the “Company”) common stock (the “Stock”).

The Option shall vest beginning six months from the Effective Date and continuing thereafter on a monthly basis over a four (4) year period.  The Option shall expire seven (7) years from the Effective Date as follows:

Shares	Vest Type	Vest Date	Expiration
14286	Monthly	October , 2011	April , 2018
14286	Monthly	November , 2011	April , 2018
14286	Monthly	December , 2011	April , 2018
14286	Monthly	January , 2012	April , 2018
14286	Monthly	February , 2012	April , 2018
14286	Monthly	March , 2012	April , 2018
14286	Monthly	April , 2012	April , 2018
14286	Monthly	May , 2012	April , 2018
14286	Monthly	June , 2012	April , 2018
14286	Monthly	July , 2012	April , 2018
14286	Monthly	August , 2012	April , 2018
14286	Monthly	September , 2012	April , 2018
14286	Monthly	October , 2012	April , 2018
14286	Monthly	November , 2012	April , 2018
14286	Monthly	December , 2012	April , 2018
14286	Monthly	January , 2013	April , 2018
14286	Monthly	February , 2013	April , 2018
14286	Monthly	March , 2013	April , 2018
14286	Monthly	April , 2013	April , 2018
14286	Monthly	May , 2013	April , 2018
14286	Monthly	June , 2013	April , 2018
14286	Monthly	July , 2013	April , 2018

14286	Monthly	August , 2013	April , 2018
14286	Monthly	September , 2013	April , 2018
14286	Monthly	October , 2013	April , 2018
14286	Monthly	November , 2013	April , 2018
14286	Monthly	December , 2013	April , 2018
14286	Monthly	January , 2014	April , 2018
14286	Monthly	February , 2014	April , 2018
14286	Monthly	March , 2014	April , 2018
14285	Monthly	April , 2014	April , 2018
14285	Monthly	May , 2014	April , 2018
14285	Monthly	June , 2014	April , 2018
14285	Monthly	July , 2014	April , 2018
14285	Monthly	August , 2014	April , 2018
14285	Monthly	September , 2014	April , 2018
14285	Monthly	October , 2014	April , 2018
14285	Monthly	November , 2014	April , 2018
14285	Monthly	December , 2014	April , 2018
14285	Monthly	January , 2015	April , 2018
14285	Monthly	February , 2015	April , 2018
14285	Monthly	March , 2015	April , 2018

CIBER, INC.

NON-QUALIFIED OPTION AGREEMENT

Option Price

The “Option Price” shall be the fair market value of the Stock on the Effective Date as determined by reference to the closing price of the Stock on the New York Stock Exchange on the day immediately prior to the Effective Date.

Non-qualified Option

This Agreement evidences an award of the Option exercisable for that number of shares of Stock set forth on the cover sheet and subject to the vesting and other conditions set forth herein and on the cover sheet. This Option is not intended to be an incentive option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

Vesting

This Option is only exercisable before it expires and then only with respect to the vested portion of the Option. Subject to the preceding sentence, you may exercise this Option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the procedures set forth below in this Agreement.

Your right to purchase shares of Stock under this Option vests according to the schedule set forth on the cover sheet provided that you continue to provide services to the Company or an Affiliate as an employee, officer or director, or a consultant or adviser (“Service”). Your employment agreement with the Company dated March 7, 2011 (the “Employment Agreement”) sets forth the circumstances in which vesting of the Option will be accelerated, either partially or fully. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this Option.

“Affiliate” means, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. An entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation 1.414(c)-2(b)(2)(i).

“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

Forfeiture of Unvested Options / Term

Unless the termination of your Service triggers accelerated vesting of your Option pursuant to the terms of this Agreement or any other written agreement between the Company (or any Affiliate) and you, including the Employment Agreement, you will automatically forfeit to the Company those portions of the Option that have not yet vested in the event your Service terminates for any reason.

Expiration of Vested Options After Service Terminates	Your Option will expire on the Expiration Date shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described in the Employment Agreement.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, the Company has the right to cause an immediate forfeiture of your rights to this Option awarded under this Agreement, and the Option shall immediately expire.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose.

Notice of Exercise

The method for exercising the Option shall be by delivery to the Corporate Secretary of the Company or an agent designated pursuant to “Brokerage Arrangements” below of a notice specifying the number of shares of Stock with respect to which the Option is exercised and payment of the Option Price. Such notice shall be in a form satisfactory to the Company and shall specify the number of shares of Stock with respect to which the Option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary or a designated agent and payment to the Company. The purchase of such Stock shall be deemed to take place at the principal office of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in “Form of Payment” below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to you. If certificates representing Stock are used to pay all or part of the Option Price, separate certificates for the same number of shares of Stock shall be issued by the Company and delivered to you representing each certificate used to pay the Option Price, and an additional certificate shall be issued by the Company and delivered to you representing the additional shares of Stock, in excess of the Option Price, to which you are entitled as a result of the exercise of the Option.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Brokerage Arrangements

The Company, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the exercise of the Option or the disposition of shares of Stock acquired upon exercise of the Option, including, without limitation, arrangements for the simultaneous exercise of the Option and sale of the shares of Stock acquired upon such exercise.

Form of Payment	The Option Price shall be paid by any of the following methods or any combination of the following methods:

• in cash;

• by cashier’s check payable to the order of the Company;

•

if authorized by the Company, in its sole discretion, by delivery to the Company of certificates representing the number of shares of Stock then owned by you, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that shares of Stock used for this purpose must have been held by you for more than six months; and provided further that the Fair Market Value of any shares of Stock delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the certificates for the Stock used as payment of the Option Price; or

	•	if authorized by the Company, in its sole discretion, any combination of these methods.

Evidence of Issuance

The issuance of the shares upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more share certificates. You will have no further rights with regard to an Option once the share of Stock related to such Option has been issued.

Withholding Taxes

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this Option. In the event that the Company determines that any tax or withholding payment is required relating to the exercise or sale of shares arising from this grant under applicable laws, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Retention Rights

Neither your Option nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. Subject to the Employment Agreement, the Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the Stock has been issued upon exercise of your Option and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made).

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this Option and the Option Price per share shall be adjusted proportionately (and rounded down to the nearest whole number). Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Agreement

This Agreement and the associated cover sheet constitute the entire understanding between you and the Company regarding this Option. Any agreements, commitments or negotiations concerning this grant are superseded; except that any written employment (including the Employment Agreement), consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate), whether entered into before or after this Agreement’s effective date, shall supersede this Agreement with respect to its subject matter, provided that no such superseding shall result in a failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Data Privacy

The Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement or the cover sheet and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Agreement.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A

It is intended that this award comply with Section 409A or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

CIBER, INC.

By:
Name:	David C. Peterschmidt
Title:	President and Chief Executive Officer

Claude J. Pumilia

Exhibit B

FORM OF	CIBER, Inc.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS	ID: 38-2046833
AND RESTRICTED STOCK UNITS AGREEMENT	6363 South Fiddler’s Green Circle
Suite 1400
Greenwood Village, CO 80111

Claude J. Pumilia	Grant Number:
[Address]	ID:

Effective [April     , 2011] (the “Effective Date”), you have been granted 150,000 restricted stock units (the “Restricted Stock Units”) of CIBER, Inc. (the “Company”) common stock (the “Stock”).

The Restricted Stock Units award shall vest beginning six months from the Effective Date and continuing thereafter on a quarterly basis over a four (4) year period as follows:

Shares	Vest Type	Vest Date	Vest Type
10,000	Quarterly	[ ]	(6 months from Effective Date)
10,000	Quarterly	[ ]	(9 months from Effective Date)
10,000	Quarterly	[ ]	(12 months from Effective Date)
10,000	Quarterly	[ ]	(15 months from Effective Date)
10,000	Quarterly	[ ]	(18 months from Effective Date)
10,000	Quarterly	[ ]	(21 months from Effective Date)
10,000	Quarterly	[ ]	(24 months from Effective Date)
10,000	Quarterly	[ ]	(27 months from Effective Date)
10,000	Quarterly	[ ]	(30 months from Effective Date)
10,000	Quarterly	[ ]	(33 months from Effective Date)
10,000	Quarterly	[ ]	(36 months from Effective Date)
10,000	Quarterly	[ ]	(39 months from Effective Date)
10,000	Quarterly	[ ]	(42 months from Effective Date)
10,000	Quarterly	[ ]	(45 months from Effective Date)
10,000	Quarterly	[ ]	(48 months from Effective Date)

CIBER, INC.

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability

Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting

Your Restricted Stock Unit grant vests as to the number of stock units indicated in the vesting schedule on the cover sheet, on the Vest Dates shown on the cover sheet, provided you continue to provide services to the Company or an Affiliate as an employee, officer or director, or a consultant or adviser (“Service”) on the applicable Vest Date. Your employment agreement with the Company dated March 7, 2011 (the “Employment Agreement”) sets forth the circumstances in which vesting of the Restricted Stock Units will be accelerated, either partially or fully. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this Restricted Stock Unit grant.

“Affiliate” means, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. An entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation 1.414(c)-2(b)(2)(i).

“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

Delivery of Shares

Delivery of vested shares of Stock will be made within three (3) days of the applicable anniversary of the Vest Date; provided, that, if such Vest Date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, delivery of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window but in no event beyond 2½ months after the end of the calendar year in which the shares would have been otherwise delivered; and provided further that you have been continuously in Service to the Company or a Subsidiary from the Effective Date until the Vest Date.

Forfeiture of Unvested Restricted Stock Units

Unless the termination of your Service triggers accelerated vesting of your Option or RSUs pursuant to the terms of this Agreement or any other written agreement between the Company (or any Affiliate) and you, including the Employment Agreement, you will automatically forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, the Company shall have the right to cause a forfeiture of your unvested Restricted Stock Units, and with respect to those shares of Restricted Stock Units vesting during the period commencing twelve (12) months prior to your taking actions in competition with the Company, the right to cause a forfeiture of those vested shares of Stock.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Agreement.

Evidence of Issuance

The issuance of the shares upon the vesting of the Restricted Stock Units shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more share certificates.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any withholding payment is required relating to this grant under applicable laws, the Company will have the right to: (i) require that you arrange such payments to the Company, or (ii) cause an immediate forfeiture of shares of Stock subject to the Restricted Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights

Neither your Restricted Stock Units nor this Agreement gives you the right to be retained or employed by the Company (or any Subsidiary or Affiliate) in any capacity. Subject to the Employment Agreement, the Company (and any parent, Subsidiary or Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been transferred to you. In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each Restricted Stock Unit. The Company may in its sole discretion require that dividends will be reinvested in additional stock units at fair market value of the Stock on the dividend payment date, subject to vesting and delivered at the same time as the Restricted Stock Unit.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Restricted Stock Units covered by this grant will be adjusted proportionately (and rounded down to the nearest whole number). Your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the state of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Agreement

This Agreement and the associated cover sheet constitute the entire understanding between you and the Company regarding this grant. Any agreements, commitments or negotiations concerning this grant are superseded; except that any written employment [(including the Employment Agreement)], consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate), whether entered into before or after this Agreement’s effective date, shall supersede this Agreement with respect to its subject matter, provided that no such superseding shall result in a failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Data Privacy

The Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Agreement.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data.

Code Section 409A

It is intended that this award comply with Section 409A or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

CIBER, INC.

By:
Name:	David C. Peterschmidt
Title:	President and Chief Executive Officer

Claude J. Pumilia

Exhibit C

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims is entered into by and between CIBER, Inc., a Delaware corporation (the “Company”), and Claude J. Pumilia (“Executive”).  It is entered into pursuant to the terms of an Employment Agreement between Executive and Company dated March 7, 2011 (the “Agreement”) and in order to resolve amicably all matters between Executive and the Company concerning the Agreement and Executive’s termination of employment with the Company and benefits payable to Executive under the terms of the Agreement.

1.  Termination of Employment.  Executive’s employment with the Company has been terminated as a result of a Change in Control, an involuntary termination without Cause or a resignation for Good Reason, as defined in the Agreement, by which Executive became eligible for benefits upon termination of employment.

2.  Severance Pay.  On the 30th day following the Effective Date of Termination (as this term is defined in the Agreement) (or on the next business day, if the 30th day is a weekend day or a holiday), the Company agrees to pay to Executive as a payment of all monetary amounts due to Executive under the terms of the Agreement the lump sum of $                       , less customary employee withholdings.  Executive is also eligible for certain other continuation of benefits under the terms of the Agreement.  Executive acknowledges that Executive has no entitlement to said benefits except according to the terms of the Agreement, which includes a requirement that Executive execute this Mutual Release of Claims.

3.  Return of Property and Documents.  Executive states that Executive has returned to the Company all property and documents of the Company which were in Executive’s possession or control, including without limitation access cards, Company-provided credit cards, computer equipment and software.

4.  Nondisparagement Agreement.  Executive agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products or services.  The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Executive.

5.  Release of Company.  Executive (for himself, his agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder and any rights to indemnification, advancement of expenses, or insurance to which Executive is entitled under the Agreement, the Company’s Certificate of Incorporation, Bylaws or otherwise.

In light of the intention of Executive (for herself, his agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Executive expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation.  Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or affiliated state agency.  However, Executive acknowledges that, in accordance with this Release, he has no right to recover any monies on behalf of herself, his agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.

6.  Release of Executive. The Company (including its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present) does hereby and forever release and discharge the Executive and his agents, heirs, successors, assigns, executors and/or administrators from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which the Company has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation.

In light of the intention of the Company (including its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present)  that this release extend to any and all claims of whatsoever kind or character, known or unknown, the Company expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation.  Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

7.  No Actions Pending.  Executive and the Company agree that neither party has filed, nor will either party file in the future, any claims, actions or lawsuits against any of the Releases relating to Executive’s employment with the Company, or the termination thereof, except as contemplated hereby.

8.  No Admissions.  Nothing contained herein shall be construed as an admission of wrongdoing or liability by either party hereto.

9.  Entire Agreement; Miscellaneous.  This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter specifically addressed herein and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.  There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein.  This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado.  Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.

10.  Waiting Period and Right of Revocation.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT, ALTHOUGH EXECUTIVE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE DAY PERIOD; AND THAT IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EXECUTIVE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY.  EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED OF EXECUTIVE’S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.  TO REVOKE THIS AGREEMENT, EXECUTIVE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.

11.  Attorney Advice.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.

12.  Understanding of Agreement.  Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

Dated:
Claude J. Pumilia

Dated:	CIBER, INC.

By:
Name:
Title: